EXHIBIT 99.1

NEWS RELEASE
For Immediate Release on November 5, 2008

Giga-tronics Incorporated Awarded $1M from Equipment Management Technology, Its Leasing and Rental Partner For High-end RF and Microwave and Test Equipment.

    SAN RAMON, Calif.— November 5, 2008— Equipment Management Technology (EMT), a leader in electronic test equipment asset management has placed a $1M purchase order with Giga-tronics (NASDAQ: GIGA) for RF and microwave test solutions including Fast-Switching Microwave Signal Generators, High-Accuracy Power Meters and the newly introduced 2 to 20 GHz High Power Amplifier.  The order allows the two companies to develop integrated promotion, advertising and sales.  EMT will have enhanced access to the U.S. market through the Giga-tronics sales channel, and Giga-tronics will be able to supply its products for rental, lease and distribution through EMT.

    Vito Longo, CEO of EMT, stated: “It is an honor to partner with Giga-tronics.  They have a powerful name in the RF and Microwave electronics industry and with the growth at EMT, this will prove invaluable.  Giga-tronics approached our relationship in an extremely professional manner and we look forward to a long and profitable partnership”.

John Regazzi, CEO of Giga-tronics, commented: “We are extremely pleased to have concluded a relationship with EMT that allows both of us the opportunity for further growth in our respective markets. EMT has demonstrated extensive knowledge in the RF and Microwave field allowing them to support our customers.  They have a large customer base, especially in the Aerospace and Defense market segment, where lease and rental agreements offer the flexibility in asset management that is critical to many major programs.”

About Equipment Management Technology:

Equipment Management Technology (EMT) is a veteran-owned small business dedicated to supplying the highest quality electronic test equipment for rent, lease, or purchase.  Proudly serving the aerospace industry since 1995, EMT is recognized among its clients and peers for product quality as well as timely delivery of high technology electronic test and measurement equipment.  Equipment Management Technology is proud to have received Northrop Grumman’s Gold Award for Excellence in both 2006 and 2007.  Northrop Grumman presents the Gold Award to only 71 out of 22,000 suppliers/distributors.  URL:  www.emt1.com

About Giga-tronics:

Founded in 1980, Giga-tronics Incorporated is a publicly held company, traded on the NASDAQ Capital Market under the symbol “GIGA”.  Giga-tronics is a leading engineering and design manufacturer of best-in-class RF and microwave signal generators, power amplifiers, power meters, and USB power sensors and broadband switching matrices.  Research and Development production and calibration managers, scientists, engineers and technicians around the world use Giga-tronics test equipment and realize higher productivity and greater ease of use in many applications:  ATE systems, aerospace and defense telecommunications and general component test.  URL:  www.gigatronics.com.

This press release contains forward-looking statements concerning profitability, backlog and shipments.  Actual results may differ significantly due to risks and uncertainties, such as future orders, cancellations or deferrals, disputes over performance and the ability to collect receivables.  For further discussion, see Giga-tronics’ annual report on Form 10-K for the fiscal year ended March 29, 2008 Part I, under the heading “Risk Factors” and Part II, under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

Contact:

Equipment Management Technology	Giga-tronics Incorporated
Paul Levasseur, (702) 459-1700 x 5352	Pat Lawlor, (925) 328-4656
Marketing Director	Vice President, Finance/Chief Financial Officer
Email: paul@emt1.com